Exhibit 99.1

News Release: For Immediate Release

The Carlyle Group Completes Acquisition of CommScope

Edwards Appointed President and CEO;

Drendel to Continue as Chairman of the Board of Directors

HICKORY, N.C., January 14, 2011 – Global alternative asset manager The Carlyle Group has completed the acquisition of CommScope, Inc. (NYSE: CTV), a global leader in infrastructure solutions for communications networks.

As previously disclosed, Marvin S. “Eddie” Edwards Jr., CommScope’s current president and chief operating officer, has been appointed president and chief executive officer, succeeding Frank M. Drendel. Drendel has served as CommScope’s CEO since founding the company in 1976. Edwards has also joined CommScope’s board of directors, and Drendel will continue as the chairman of the board.

“CommScope has made many important advancements in supporting customers with infrastructure solutions over the last 35 years, and I am confident that this combination with Carlyle is a great step forward in our company’s progress,” said Drendel. “Our merger with Carlyle is the start of a new phase for CommScope, and the company is well-positioned to excel in helping customers while benefiting from key industry drivers such as cloud computing, mobility, video, and social networking. On behalf of CommScope’s board of directors, I thank our stockholders and dedicated employees for their support throughout this process.

“Eddie is a proven and excellent leader with an intricate knowledge of our business; I have the utmost confidence in him and believe that under his oversight CommScope will achieve even greater success in the years ahead. I look forward to continuing to work with him and the entire CommScope management team as we work to build upon our industry-leading position for the benefit of our customers around the world.” Edwards joined CommScope in 2001, and became president and chief operating officer in 2009.

“This is an exciting time for CommScope, and we are thrilled to complete this transaction,” said Edwards. “Our customers will continue to receive the outstanding technologies, solutions and support that they have come to expect from CommScope, as our commitment to serving their needs remains constant.

“Frank’s extraordinary leadership has been integral in making CommScope the company it is today. As we move forward, we will surely benefit from his years of experience, insights and continued guidance in his position as chairman.”

Bud Watts, managing director and head of Carlyle’s Technology Group, said, “We look forward to supporting Eddie and the entire CommScope team during this next exciting phase of the company’s growth.”

CommScope stock ceased trading on the New York Stock Exchange prior to the opening of trading on Friday, January 14, 2010, and will be delisted. Under the terms of the merger agreement, CommScope stockholders are entitled to receive $31.50 per share in cash for each share of CommScope common stock that they hold. Letters of transmittal allowing CommScope stockholders of record to deliver their shares to the paying agent in exchange for payment of the merger consideration will be distributed shortly after the closing. Stockholders of record should be in receipt of the letter of transmittal before surrendering their shares. Stockholders who hold shares through a bank or broker will not have to take any action to have their shares converted into cash, as such conversions will be handled by the bank or broker.

Allen & Company LLC served as financial advisor and Gibson, Dunn & Crutcher LLP served as legal advisor to CommScope in connection with the transaction. J.P. Morgan served as financial advisor to Carlyle, and Alston & Bird LLP and Latham & Watkins LLP served as Carlyle’s legal advisors.

–END–

About CommScope

CommScope, Inc. (www.commscope.com) provides essential infrastructure that makes communication possible. We empower people to connect and communicate seamlessly where, when, and how they choose. Our solutions and services for wired and wireless networks enable high-bandwidth data, video, and voice applications everywhere – at home, at work, and on the go. Through every wave of technology, CommScope helps the world connect and evolve. Backed by numerous respected brands such as Andrew®, SYSTIMAX® and Uniprise®, CommScope supports customers in more than 100 countries around the world through its focus on integrity, ethics, quality and technical innovation.

About The Carlyle Group

The Carlyle Group is a global alternative asset manager with $97.7 billion of assets under management committed to 76 funds as of September 30, 2010. Carlyle invests across three asset classes - private equity, real estate and credit alternatives - in Africa, Asia, Australia, Europe, North America and South America focusing on aerospace & defense, automotive & transportation, consumer & retail, energy & power, financial services, healthcare, industrial, infrastructure, technology & business services and telecommunications & media. Since 1987, the firm has invested $64.7 billion of equity in 1015 transactions. The Carlyle Group employs more than 900 people in 19 countries. In the aggregate, Carlyle portfolio companies have more than $84 billion in revenue and employ more than 398,000 people around the world. Web: www.carlyle.com; Case Studies: www.carlylegroupcreatesvalue.com; Video: www.youtube.com/OneCarlyle

Forward Looking Statements

This press release contains statements regarding beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the

Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. CommScope, Inc. takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

Contacts:

For CommScope

Investor Contacts:

Philip Armstrong

+1 828-323-4848

Mark Huegerich

+1 828-431-2540

News Media Contact:

Rick Aspan

+1 708-236-6568 or

publicrelations@commscope.com

Matthew Sherman or James Golden

Joele Frank, Wilkinson Brimmer Katcher

+1 212-355-4449

For The Carlyle Group News Media Contact: Chris Ullman +1 202-729-5399 or chris.ullman@carlyle.com